Exhibit 10.13

Summary of Lease Agreement

Metamorefix Ltd. (“Lessee”) entered into a lease agreement on May 26, 2011 (the “Lease”) with Tiv Hakeramika Ltd. (“Lessor”).  Pursuant to the Lease, Landlord agreed to lease to Lessee 142 square meters of office space located on the third  floor of 5 Openheimer St., Rehovot, Israel, as well as two (2) parking spaces (collectively, the “Property”) for a term of twelve (12) months, commencing on July 1, 2011 and ending on June 30, 2012.  The monthly rent to be paid by Lessee to Lessor is NIS 6,300 (plus applicable taxes).  In addition to monthly rent, the Lessee agrees to pay a monthly fee of NIS 1,112 (including applicable taxes) for property management services.  Pursuant to the Lease, the Lessee is responsible for payment of property taxes on the Property and the Lessee is permitted to make improvements to the Property subject to applicable laws, regulations and the Landlord’s consent.